Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2017 - Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported fourth quarter and year end 2016 results.  Highlights include(1):

Attributed to QVC Group

•	Consolidated QVC revenue down 1% to $8.7 billion in 2016
•	QVC International revenue in local currency increased in all markets in the fourth quarter
•	QVC International revenue grew 3% on a constant currency(2) basis
•	QVC consolidated mobile penetration was 58% of QVC.com orders in 2016, a 795 basis point increase
•	QVC US mobile penetration was 57% of QVC.com orders, an 820 basis point increase
•

zulily revenue grew 14% to $1.5 billion(3) and operating loss was $152 million in 2016, driven by approximately $223 million of amortization of intangible assets primarily related to purchase accounting from the acquisition

•	zulily adjusted OIBDA(4) grew 58% to $112 million(3)
•	From November 1, 2016 through January 31, 2017, repurchased 12.5 million QVCA shares at an average price per share of $20.37 and a total cost of $255 million

“Internationally, QVC continues to perform well, while domestically we are focusing on strengthening a few merchandise categories that have been weak,” said Greg Maffei, Liberty Interactive President and CEO.  “zulily finished the year strong and we took advantage of the stock pullback to repurchase $255 milllion of QVCA shares.”

Unless otherwise noted, the following discussion compares financial information for the thee months and year ended December 31, 2016 to the same period in 2015.

QVC GROUP – For the quarter, QVC Group's revenue decreased 3% to $3.1 billion, operating income was roughly flat at $384 million, adjusted OIBDA(4) decreased 2% to $610 million, net income decreased 16% to $188 million and adjusted net income(5) decreased 15% to $266 million. For the full year, QVC Group's revenue increased 11% to $10.2 billion, operating income decreased 14% to $1.0 billion, adjusted OIBDA increased 3% to $1.9  billion, net income decreased 26% to $473 million and adjusted net income decreased 8% to $812 million.  Approximately $39 million of corporate level selling, general and administrative expense (“SG&A”) (including stock-based compensation expense) was allocated to QVC Group for the full year 2016.   QVC Group’s reported GAAP results include the zulily acquisition beginning in the fourth quarter of 2015 (see the “zulily” section below for a further discussion of the impact of the acquisition).

QVC

“Our international segment generated strong results in the quarter with broad-based sales gains and margin expansion,” said QVC president and CEO Mike George. “The sales trend in our US business persisted from the third quarter primarily due to continued headwinds in select categories. We have strong action plans in place and are confident in our ability to return the US business to growth.”

“In 2016, we continued to significantly advance our digital platforms. eCommerce and mobile penetration grew approximately 260 and 800 basis points, respectively. As we begin 2017, we are serving a large, engaged customer base, and we are creating competitive advantages as we further extend our reach across digital and next generation commerce platforms. We will leverage these strengths to build on our highly differentiated shopping experience.”

Beginning in the first quarter of 2016, QVC began allocating certain corporate costs for management reporting purposes differently. Historically, QVC allocated these costs to the market from which the services were provided. As more of QVC's costs support initiatives in multiple markets, QVC is allocating costs to the markets that will benefit from the expenditures. These management cost allocations are related to certain functions, such as merchandising, commerce platforms, information technology, human resources, legal, finance, brand and communications, corporate development and administration. The cost allocations (from QVC US to QVC International) totaled approximately $7 million in the fourth quarter and $31 million for the full year 2016. As a result of the allocations, the US segment's operating income and adjusted OIBDA margins were each positively impacted approximately 35 basis points in the quarter and 50 basis points for the full year. The international segment's operating income and adjusted OIBDA margins were each negatively impacted approximately 100 and 120 basis points in the fourth quarter and full year, respectively. There was no impact to consolidated operating income and adjusted OIBDA margins. With the completion of the ONE Q implementation, QVC's financial disclosure is consistent with the way it evaluates its business performance and manages its operations.

QVC's consolidated revenue decreased 5% in the fourth quarter to $2.7 billion and decreased 1% to $8.7 billion in 2016. eCommerce revenue increased slightly to $1.3 billion and grew to 50% of consolidated revenue in the quarter, up from 47% a year ago. Mobile orders were 60% of total eCommerce orders in the quarter, compared to 52% a year ago. For the full year, consolidated eCommerce revenue increased 5% to $4.0 billion and grew to 47% from 44% of consolidated revenue. Mobile orders were 58% of eCommerce orders in 2016, compared to 50% in 2015. Operating income decreased 11% to $404 million in the quarter and declined 6% to $1.2 billion in 2016. Adjusted OIBDA decreased 6% to $569 million in the quarter and declined 3% to $1.8 billion in 2016. Operating income margin and adjusted OIBDA margin decreased 105 and 30 basis points, respectively, in the quarter and decreased 72 and 47 basis points, respectively, in the full year.

US Dollar denominated results were slightly impacted by unfavorable exchange rate fluctuations in the fourth quarter. The Dollar strengthened against the British Pound and Euro 18% and 2%, respectively, and weakened 11% versus the Japanese Yen in the quarter. On a constant currency basis(2) in the fourth quarter, consolidated revenue, operating income and adjusted OIBDA decreased 4%, 10% and 5%, respectively, compared to a 5%, 11% and 6% respective decrease in US Dollars. For the full year, US Dollar denominated results were not impacted materially by exchange rate fluctuations. The Dollar strengthened versus the British Pound 12%, weakened against the Japanese Yen 11% and was essentially flat versus the Euro. Consolidated revenue, operating income and adjusted OIBDA decreased 1%, 6% and 3%, respectively, on both a reported and constant currency basis.

QVC's US revenue decreased 7% to $1.9 billion in the fourth quarter and 2% to $6.1 billion in 2016. In the quarter, average selling price per unit ("ASP") decreased 8% to $56.78, units sold increased 1%, and returns as a percentage of gross product revenue improved 32 basis points. The US experienced year-over-year declines in all categories except apparel.  For the year, ASP decreased 6% to $57.00, units sold increased 2%, and returns as a percentage of gross product revenue improved 104 basis points. The US experienced declines in jewelry, electronics and beauty, which were partially offset by gains in apparel, home and accessories. eCommerce revenue decreased 1% to $1.1 billion and grew 326 basis points to 56% of total US revenue in the quarter. For the year, eCommerce revenue increased 4% to $3.2 billion and grew 328 basis points to 52% of total US revenue. In the quarter, operating income decreased 15% to $303 million, operating income margin declined 143 basis points, adjusted OIBDA decreased 9% to $438 million and adjusted OIBDA margin declined 43 basis points, including the aforementioned cost allocations. Excluding the cost allocations, adjusted OIBDA decreased 10% to $431 million and adjusted OIBDA margin declined approximately 80 basis points, primarily due to higher freight and warehouse expenses and lack of sales leverage. For the year, operating income decreased 6% to $915 million, operating income margin declined 58 basis points, adjusted OIBDA decreased 2% to $1.4 billion and adjusted OIBDA margin was flat, including the aforementioned cost allocations. Excluding the cost allocations, adjusted OIBDA decreased 4% to $1.4 billion million and adjusted OIBDA margin decreased approximately 50 basis points, primarily due to lower product margins and higher bad debt, freight and warehouse expenses, which were partially offset by lower personnel expenses and favorable inventory obsolescence.

QVC's international revenue was flat at $711 million in the fourth quarter and increased 3% to $2.6 billion in 2016. The quarterly revenue performance included the net impact of unfavorable exchange rate fluctuations. On a constant currency basis, international revenue increased 3% in the quarter, reflecting gains in all markets. Units sold and ASP in constant currency each increased 1% in the quarter. QVC International experienced growth in all categories except apparel and jewelry. For the full year, international revenue on a constant currency basis increased 3%. Units sold increased 3% and ASP in constant currency was flat. QVC International experienced gains in all categories except apparel and jewelry for the full year.  International eCommerce revenue increased 6% to $247 million and grew 197 basis points to 35% of total international revenue in the quarter. For 2016, International eCommerce revenue increased 8% to $854 million and grew 147 basis points to 33% of total international revenue. In the fourth quarter, operating income increased 1% to $101 million and adjusted OIBDA increased 2% to $131 million. On a constant currency basis, operating income increased 6% and adjusted OIBDA increased 5%, including the cost allocations from ONE Q. Excluding the cost allocations, adjusted OIBDA increased 11% and adjusted OIBDA margin grew approximately 140 basis points on a constant currency basis, primarily due to lower personnel, marketing and freight expenses, which were partially offset by lower product margins and higher commissions. QVC France generated an operating loss of $8 million in the fourth quarter of 2016 versus $9 million in the fourth quarter of 2015, and an adjusted OIBDA loss of $6 million in the fourth quarter of 2016 versus $8 million in the fourth quarter of 2015. For the full year, operating income decreased 5% to $288 million and adjusted OIBDA decreased 5% to $405 million. On a constant currency basis, operating income decreased 4% and adjusted OIBDA decreased 5%, including the cost allocations from ONE Q. Excluding the cost allocations, adjusted OIBDA increased 3% and adjusted OIBDA margin was essentially flat on a constant currency basis, reflecting lower personnel costs, which were offset by lower product margins. QVC France generated an operating loss of $33 million in 2016 compared to $27 million in 2015, and an adjusted OIBDA loss of $29 million in 2016 compared to $24 million in 2015.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, reported revenue increased 4% and 2% in local currency in the fourth quarter and full year, respectively. CNRS' operating loss and adjusted OIBDA loss in local currency decreased 4% and 8%, respectively, in the quarter primarily due to lower fixed costs, commissions and freight expenses, which were partially offset by lower product margins and higher warehouse costs. For the year, CNRS' operating loss and adjusted OIBDA deficit in local currency increased 5% and 1%, respectively, primarily due to lower product margins and higher commissions, which were partially offset by lower fixed costs and freight expenses. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $2 and $6 million reduction in net income for the fourth quarter and full year, respectively.

QVC's total debt, net of original issue discount, was $5.3 billion at December 31, 2016, a decrease of $0.1 billion from December 31, 2015 zulily

“Our fourth quarter performance was solid,   even with softness in demand for the couple of weeks following the election,” said zulily President and CEO Darrell Cavens.  “We continue to enhance our customer experience and innovate in existing and emerging engagement channels through our investments in marketing and technology opportunities and will continue to focus on these areas in 2017.”

Liberty Interactive acquired zulily on October 1, 2015.  Although zulily’s results are only included in Liberty Interactive’s results since October 1, 2015, we believe a discussion of zulily’s standalone results promotes a better understanding of the overall results of its business.  Upon acquisition, zulily reclassified certain costs between financial statement line items to conform to Liberty Interactive's reporting structure for ease of comparability for all reporting periods.  zulily also changed its year end to December 31 on a prospective basis upon acquisition. This resulted in 92 days in the fourth quarter of 2016 compared to 95 days the prior year and 366 days for the full year 2016 compared to 368 in 2015.  In addition, as part of purchase accounting, zulily reduced deferred revenue that was recognized as of October 1, 2015 (acquisition date) by $17 million. This had the effect of a one-time, non-cash reduction in reported revenue and adjusted OIBDA during the fourth quarter of 2015.  zulily’s stand-alone operating results for the three months and years ended December 31, 2015 and December 31, 2016 were as follows:

zulily Operating Results - Quarter

(amounts in millions)
	Three Months Ended December 31,
	2015			2016
	As reported Post-Acquisition:	Deferred Revenue Adjustment	Adjusted Post-Acquisition
Net revenue	$426	17	443	467
Cost of sales	(318)	—	(318)	(340)
Gross profit	108	17	125	127
Operating expenses	(13)	—	(13)	(13)
SG&A expenses (excluding stock-based compensation)	(74)	—	(74)	(74)
Adjusted OIBDA	21	17	38	40
Stock-based compensation	(5)	—	(5)	(3)
Depreciation and amortization	(69)	—	(69)	(51)
Deferred revenue adjustment	—	(17)	(17)	—
Operating income (loss)	$(53)	—	(53)	(14)

zulily Operating Results – Full Year

(amounts in millions)
	Twelve Months Ended December 31,
	2015	2016
Net revenue(a)	$1,361	1,547
Cost of sales	(978)	(1,108)
Gross profit(a)	383	439
Operating expenses	(43)	(47)
SG&A expenses (excluding stock-based compensation)	(269)	(280)
Adjusted OIBDA(a)	71	112
Acquisition related expenses	(30)	—
Stock-based compensation	(19)	(19)
Depreciation and amortization	(83)	(245)
Deferred revenue adjustment	(17)	—
Operating income (loss)	$(78)	(152)

(a)	Adds back the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue (adjustment shown at bottom of table above).

zulily revenue increased 10% from $426 million in the fourth quarter of 2015 to $467 million in the fourth quarter of 2016.   As described above, the fourth quarter of 2015 was impacted by a $17 million purchase accounting reduction in deferred revenue.  Adjusted for this, zulily’s revenue increased 5% in the fourth quarter of 2016 and 14% for the full year.  The increases in revenue for both the fourth quarter and full year were primarily attributed to an increase in total orders, driven primarily by an increase in the number of orders placed per active customer.  Mobile orders were 66% of total orders placed in the fourth quarter, compared to 59% the prior year.

Operating loss improved to $(14) million in the fourth quarter of 2016 compared to $(53) million in the same period last year.  zulily’s fourth quarter 2016 operating loss includes approximately $45 million of amortization of intangible assets, primarily recognized as a result of purchase accounting,  compared to approximately $63 million recognized in the fourth quarter of 2015.  zulily’s operating loss was $(152) million for the full year 2016 as compared to $(78) million in the prior year. The increase in operating loss was primarily driven by higher amortization of intangible assets recognized as a result of purchase accounting  (approximately $223 million for full year 2016 compared to $65 million in 2015).   zulily's full year 2015 operating loss also includes $30 million in costs associated with the closing of Liberty Interactive’s acquisition.

Adjusted OIBDA increased 90%  from $21 million in the fourth quarter of 2015 to $40 million in the fourth quarter of 2016.  Adjusting for the aforementioned $17 million purchase accounting reduction in deferred revenue in the fourth quarter of 2015, adjusted OIBDA grew 5% in the fourth quarter of 2016 and 58% for full year 2016. zulily's full year 2015 adjusted OIBDA excludes the aforementioned $30 million in transaction costs related to Liberty Interactive’s purchase of zulily (recognized in the third quarter of 2015).

Share Repurchases

From November 1, 2016 through January 31, 2017, Liberty Interactive repurchased approximately 12.5 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $20.37 for total cash consideration of $255 million.  On October 26, 2016, the Board of Directors authorized the repurchase of an additional $300 million of either the QVC Group or the Liberty Ventures Group. The remaining repurchase authorization for Liberty Interactive as of February 1, 2017 is approximately $1,026 million, of which $376 million can be applied to repurchases of either QVC Group or Liberty Ventures Group stock and $650 million can only be applied to Liberty Ventures Group stock.

QVC Group has attributed to it Liberty Interactive’s subsidiaries, QVC, Inc. and zulily, llc, and Liberty Interactive’s interest in HSN.

LIBERTY VENTURES GROUP – On November 4, 2016, Liberty Interactive completed the split-off of Expedia Holdings (the “Split-off”), which is comprised of, among other things, Liberty Interactive’s former interest in Expedia, Inc. (approximately 16% equity interest and approximately 52% voting interest as of December 31, 2016), its former subsidiary Vitalize, LLC (“Vitalize,” formerly referred to as Bodybuilding.com), $350 million of debt and $50 million of cash.  The Split-off was accomplished through the redemption of 40% of the shares of each series of Liberty Ventures common stock outstanding at 5:00 p.m. New York City time, on November 4, 2016 for 100% of the outstanding shares of Expedia Holdings. Accordingly, (i) 0.4 of each outstanding share of Series A Liberty Ventures common stock (“LVNTA”) was redeemed for 0.4 of a share of Series A Expedia Holdings common stock (“LEXEA”) and (ii) 0.4 of each outstanding share of Series B Liberty Ventures common stock (“LVNTB”) was redeemed for 0.4 of a share of Series B Expedia Holdings common stock (“LEXEB”), in each case, with cash paid in lieu of fractional shares.   In connection with the Split-off, Expedia Holdings distributed $299 million, net of certain debt related costs, to Liberty Interactive, which is attributed to the Liberty Ventures Group.

Following the Split-off, the consolidated financial statements of Liberty Interactive have been prepared such that our former investment in Expedia is presented as a discontinued operation and Vitalize is not presented as a discontinued operation. Approximately $54 million of corporate level SG&A expense (including stock-based compensation expense) was allocated to Liberty Ventures Group for the full year 2016. SG&A incurred by Liberty Ventures Group was elevated in 2016 due to the Split-Off and the spin-off of CommerceHub, Inc.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from November 1, 2016 through January 31, 2017.  On October 26, 2016, the Board of Directors authorized the repurchase of an additional $300 million of either the QVC Group or the Liberty Ventures Group. The remaining repurchase authorization for Liberty Interactive as of February 1, 2017 is approximately $1,026 million, of which $376 million can be applied to repurchases of either QVC Group or Liberty Ventures Group stock and $650 million can only be applied to Liberty Ventures Group stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Liberty Broadband Corporation and FTD, Liberty Interactive’s subsidiary Evite, and minority interests in Interval Leisure Group, Lending Tree and Charter Communications.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:00 p.m. (E.S.T.) on February 28, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of constant currency financial metrics and applicable reconciliations, see the accompanying schedules.
3)	Adds back the impact of a one-time, non-cash purchase accounting reduction to deferred revenue of $17 million in the fourth quarter 2015.
4)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
5)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	4Q15	4Q16	% Change
Revenue
QVC US	$2,089	$1,947	(7)%
QVC International(1)	711	711	-%
Total QVC Revenue	2,800	2,658	(5)%
zulily(2)	426	467	10%
Total QVC Group Revenue	$3,226	$3,125	(3)%

Gross Margins
QVC US	34.6%	34.1%
QVC International(1)	38.0%	37.9%
zulily(2)	25.4%	27.1%

Operating Income
QVC US(3)	$355	$303	(15)%
QVC International(1)(3)	100	101	1%
Total QVC Operating Income	455	404	(11)%
zulily(2)	(53)	(14)	74%
Corporate and Other	(17)	(6)	65%
Total QVC Group Operating Income	$385	$384	(0)%

Adjusted OIBDA
QVC US(3)	$479	$438	(9)%
QVC International(1)(3)	129	131	2%
Total QVC Adjusted OIBDA	608	569	(6)%
zulily(2)	21	40	90%
Corporate and Other	(9)	1	111%
Total QVC Group Adjusted OIBDA	$620	$610	(2)%

Adjusted Net Income
Total QVC Group Net Income	$223	$188	(16)%
Total QVC Group Adjusted Net Income(4)	$312	$266	(15)%

China JV(5)
Revenue	$45	$44	(2)%
Adjusted OIBDA	$(1)	$(1)	-%

QVC Shares Outstanding	1/31/2016	1/31/2017
Outstanding A and B shares	487	455

	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	12/31/2015	12/31/2016
Basic Weighted Average Shares Outstanding (“WASO”)	495	464
Potentially Dilutive Shares	7	3
Diluted WASO	502	467

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
2)

zulily fourth quarter 2015 results include the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.  Excluding the impact of this purchase accounting adjustment, revenue grew 5% and adjusted OIBDA grew 5% in the fourth quarter of 2016.

3)	Includes the reallocation of $7 million in corporate costs from QVC US to QVC International for the fourth quarter 2016.
4)	See reconciling schedule 4.
5)	This joint venture is being accounted for as an equity investment.

QVC GROUP FINANCIAL METRICS - FULL YEAR

(amounts in millions)	2015	2016	% Change
Revenue
QVC US	$6,257	$6,120	(2)%
QVC International(1)	2,486	2,562	3%
Total QVC Revenue	8,743	8,682	(1)%
zulily(2)	426	1,547	NA %
Intergroup eliminations	-	(10)	NA %
Total QVC Group Revenue	$9,169	$10,219	11%

Gross Margin
QVC US	36.2%	35.6%
QVC International(1)	38.3%	37.6%
zulily(2)	25.4%	28.4%

Operating Income
QVC US(3)	$972	$915	(6)%
QVC International(1)(3)	303	288	(5)%
Total QVC Operating Income	1,275	1,203	(6)%
zulily(2)	(53)	(152)	NA %
Corporate and other	(52)	(40)	23%
Total QVC Group Operating Income	$1,170	$1,011	(14)%

Adjusted OIBDA
QVC US(3)	$1,467	$1,435	(2)%
QVC International(1)(3)	427	405	(5)%
Total QVC Adjusted OIBDA	1,894	1,840	(3)%
zulily(2)	21	112	NA %
Corporate and other	(28)	(16)	43%
Total QVC Group Adjusted OIBDA	$1,887	$1,936	3%

Net Income and Adjusted Net Income
Total QVC Group Net Income	$640	$473	(26)%
Total QVC Group Adjusted Net Income(4)	$878	$812	(8)%

China JV(5)
Revenue	$165	$159	(4)%
Adjusted OIBDA	$(6)	$(6)	-%

1)	Includes QVC France, QVC Germany, QVC Italy, QVC Japan and QVC UK.
2)	Includes zulily as of the beginning of the fourth quarter 2015. 2015 results include the impact of a $17 million one-time, non-cash purchase accounting reduction in deferred revenue.
3)	Includes the reallocation of $31 million in corporate costs from QVC US to QVC International for the full year 2016.
4)	See reconciling schedule 4.
5)	This joint venture is being accounted for as an equity investment.

QVC GROUP OPERATING METRICS – QUARTER

(amounts in millions)	4Q15	4Q16	% Change
QVC - Consolidated
eCommerce $ of total revenue	$1,328	$1,331	0%
eCommerce % of total revenue	47.4%	50.1%	265	bps
Mobile % of total eCommerce(1)	51.6%	59.6%	799	bps

QVC - US
eCommerce $ of total revenue	$1,095	$1,084	(1)%
eCommerce % of total revenue	52.4%	55.7%	326	bps
Mobile % of total eCommerce(1)	50.4%	58.6%	818	bps
Return rate	15.9%	15.6%	(32)	bps

QVC - International
eCommerce $ of total revenue	$233	$247	6%
eCommerce % of total revenue	32.8%	34.7%	197	bps
Mobile % of total eCommerce(1)	56.8%	63.6%	684	bps

zulily
Mobile % of total orders	58.6%	66.0%	740	bps

QVC GROUP OPERATING METRICS – FULL YEAR

(amounts in millions)	2015	2016	% Change
QVC - Consolidated
eCommerce $ of total revenue	$3,851	$4,047	5%
eCommerce % of total revenue	44.0%	46.6%	257	bps
Mobile % of total eCommerce(1)	50.4%	58.4%	795	bps
LTM total customers(2)	12.6	12.7	1%

QVC - US
eCommerce $ of total revenue	$3,059	$3,193	4%
eCommerce % of total revenue	48.9%	52.2%	328	bps
Mobile % of total eCommerce(1)	49.2%	57.4%	820	bps
LTM total customers(2)	8.3	8.1	(2)%
Return rate	18.4%	17.4%	(104)	bps

QVC - International
eCommerce $ of total revenue	$792	$854	8%
eCommerce % of total revenue	31.9%	33.3%	147	bps
Mobile % of total eCommerce(1)	54.9%	61.7%	680	bps
LTM total customers(2)	4.4	4.6	5%

zulily
Mobile % of total orders	57.3%	64.3%	705	bps
LTM total customers(2)	5.0	5.0	0%

1)	Based on gross US Dollar orders.
2)	LTM: Last twelve months. Consolidated customer count may not sum due to rounding.

NOTES

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's consolidated statements of operations which are included in its Form 10-K for the year ended December 31, 2016.

Fair Value of Public Holdings

(amounts in millions)	9/30/2016	12/31/2016
HSN(1)	$797	$687
Total Attributed QVC Group	$797	$687

Charter(2)	$1,447	$1,543
FTD(3)	210	243
Liberty Broadband(2)	3,051	3,161
Lending Tree(4)	269	281
Other public holdings(2)	295	307
Total Attributed Liberty Ventures Group	$5,272	$5,535

1)

Represents fair value of the investment in HSN attributed to QVC Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of QVC Group at historical carrying value which aggregated $184 million at both September 30, 2016 and December 31, 2016.

2)	Represents fair value of the investments in Charter, Liberty Broadband and other public holdings attributed to Liberty Ventures Group, which are accounted for at fair value.
3)

Represents fair value of the investment in FTD attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying value which aggregated $251 million and $216 million at September 30, 2016 and December 31, 2016, respectively.

4)

Represents fair value of the investment in Lending Tree attributed to Liberty Ventures Group.  In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the attributed balance sheet of Liberty Ventures Group at historical carrying values which aggregated $30 million and $31 million at September 30, 2016 and December 31, 2016, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2016	12/31/2016
Cash and Liquid Investments Attributable to:
QVC Group	$348	$338
Liberty Ventures Group	157	487
Total Liberty Consolidated Cash and Liquid Investments	$505	$825

Debt:
Senior notes and debentures(1)	$791	$791
Senior exchangeable debentures(2)	345	1
QVC senior notes(1)	3,550	3,550
QVC bank credit facility	1,625	1,896
Other	178	174
Total Attributed QVC Group Debt	$6,489	$6,412
Unamortized discount, fair market value adjustment and deferred loan costs	(37)	(37)
Total Attributed QVC Group Debt (GAAP)	$6,452	$6,375

Senior exchangeable debentures(2)	$1,961	$1,959
Other	26	-
Total Attributed Liberty Ventures Group Debt	$1,987	$1,959
Fair market value adjustment	(284)	(292)
Total Attributed Liberty Ventures Group Debt (GAAP)	$1,703	$1,667

Total Liberty Interactive Corporation Debt (GAAP)	$8,155	$8,042

1)	Face amount of senior notes and debentures with no reduction for the unamortized discounts.
2)	Face amount of senior exchangeable debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group increased by approximately $56 million during the fourth quarter primarily due to cash from operations and borrowings under the QVC bank credit facility, partially offset by share repurchases, net debt repayments and capital expenditures. Total debt attributed to the QVC Group decreased by $78 million. On October 5, 2016, Liberty Interactive LLC (“LI LLC”) paid $345 million to holders of substantially all of its 1% Exchangeable Senior Debentures due 2043 (the “1% Exchangeables”) that chose to exercise a purchase option requiring LI LLC to repurchase the 1% Exchangeables for a price equal to the adjusted principal amount per debenture plus accrued and unpaid interest.  LI LLC funded this payment with cash on the balance sheet and borrowings under the QVC bank credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $332 million, primarily due to the $299 million distribution  (net of certain debt related costs) from Expedia Holdings in connection with the Split-off. Total debt attributed to Liberty Ventures Group decreased by $28 million primarily due to the Split-off and associated subsidiary debt at Vitalize.

Important Notice: Liberty Interactive (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:00 p.m. (E.S.T.) on February 28, 2017.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects and performance, new service and product offerings, the benefits of QVC’s changed cost allocation structure, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive,  changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, QVC (and certain of its subsidiaries), and zulily together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit).

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

This presentation also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Liberty Interactive believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC Group, due to the translational impact of foreign currency exchange rate fluctuations relating to its subsidiaries in the UK, Germany, Italy, Japan and France, as well as its JV in China.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of such fluctuations.  Please see the attached schedules for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income and adjusted OIBDA (Schedule 5).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively, and years ended December 31, 2015 and 2016.

QUARTERLY SUMMARY

(amounts in millions)	4Q15	1Q16	2Q16	3Q16	4Q16
QVC Group
Adjusted OIBDA(1)	$620	$433	487	406	$610
Depreciation and amortization	(215)	(209)	(214)	(219)	(208)
Stock compensation expense	(20)	(18)	(19)	(20)	(18)
Operating Income	$385	$206	$254	$167	$384

ANNUAL SUMMARY

(amounts in millions)	2015	2016
QVC Group
Adjusted OIBDA(1)	1,887	1,936
Depreciation and amortization	(657)	(850)
Stock compensation expense	(60)	(75)
Operating Income	$1,170	$1,011

1)	Includes zulily as of the beginning of the fourth quarter 2015. zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and zulily to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively, and years ended December 31, 2015 and 2016.

QUARTERLY SUMMARY

(amounts in millions)	4Q15	1Q16	2Q16	3Q16	4Q16
QVC Group
QVC Adjusted OIBDA
QVC US	$479	$326	$363	$308	$438
QVC International	129	89	100	85	131

Consolidated QVC adjusted OIBDA	608	415	463	393	569
Depreciation and amortization	(146)	(148)	(146)	(154)	(157)
Stock compensation	(7)	(6)	(10)	(8)	(8)
QVC Operating Income	$455	$261	$307	$231	$404

zulily
Adjusted OIBDA(1)	$21	$23	$31	$18	$40
Depreciation and amortization	(69)	(61)	(68)	(65)	(51)
Stock compensation	(5)	(5)	(6)	(5)	(3)
zulily Operating Income	$(53)	$(43)	$(43)	$(52)	$(14)

ANNUAL SUMMARY

(amounts in millions)	2015	2016
QVC Group
QVC Adjusted OIBDA
QVC US	$1,467	$1,435
QVC International	427	405

Consolidated QVC adjusted OIBDA	1,894	1,840
Depreciation and amortization	(588)	(605)
Stock compensation	(31)	(32)
QVC Operating Income	$1,275	$1,203

zulily
Adjusted OIBDA(1)	$21	$112
Depreciation and amortization	(69)	(245)
Stock compensation	(5)	(19)
zulily Operating Income	$(53)	$(152)

1)	Includes zulily as of the beginning of the fourth quarter 2015. zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Liberty Ventures Group to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively, and years ended December 31, 2015 and 2016.

QUARTERLY SUMMARY

(amounts in millions)	4Q15	1Q16	2Q16	3Q16	4Q16

QVC Group Adjusted OIBDA	$620	$433	$487	$406	$610
Liberty Ventures Group Adjusted OIBDA	14	4	8	(4)	(5)
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$634	$437	$495	$402	$605
Depreciation and amortization	(224)	(217)	(221)	(225)	(211)
Stock compensation	(46)	(31)	(24)	(20)	(22)
Consolidated Liberty Interactive Corp. Operating Income	$364	$189	$250	$157	$372

ANNUAL SUMMARY

(amounts in millions)	2015	2016

QVC Group Adjusted OIBDA	$1,887	$1,936
Liberty Ventures Group Adjusted OIBDA	59	3
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$1,946	$1,939
Depreciation and amortization	(703)	(874)
Stock compensation	(127)	(97)
Consolidated Liberty Interactive Corp. Operating Income	$1,116	$968

 SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016, respectively, and years ended December 31, 2015 and 2016.

QUARTERLY SUMMARY

(amounts in millions)	4Q15	1Q16	2Q16	3Q16	4Q16	LTM
QVC Group
Net income(1)	$223	$94	$130	$61	$188	$473
QVC purchase accounting amort, net deferred tax benefit (2)	50	50	50	50	49	199
zulily purchase accounting amort, net deferred tax benefit(3)	39	36	38	37	29	140
QVC Group Adjusted net income	$312	$180	$218	$148	$266	$812

QVCA/B shares outstanding as of January 31, 2017						455
Adjusted LTM earnings per share						$1.79

ANNUAL SUMMARY

(amounts in millions)	2015	2016
QVC Group
Net income(1)	$640	$473
QVC purchase accounting amort, net deferred tax benefit (2)	199	199
zulily purchase accounting amort, net deferred tax benefit(3)	39	140
QVC Group Adjusted net income	$878	$812

1)

Includes the results of zulily beginning in the fourth quarter of 2015.  zulily’s results for the fourth quarter 2015 include the impact of a $17 million non-cash, one-time reduction in deferred revenue.

2)

Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit (gross non-cash, non-tax deductible purchase accounting amortization was $316 million and $315 million for the twelve months ended December 31, 2015 and 2016, respectively, and is applied ratably across the four quarters in each year).

3)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of zulily, net of book deferred tax benefit.

SCHEDULE 5

The following table provides a comparison of the year over year percentage change in QVC Inc.'s constant currency revenue, operating income, adjusted OIBDA and ASP to the comparable figures calculated in accordance with GAAP for the three months and year ended December 31, 2016.

	Percent Change for
	Three Months Ended 12/31/2016
QVC	As Reported	Constant Currency
Consolidated revenue	(5%)	(4%)
Consolidated operating income	(11%)	(10%)
Consolidated adj. OIBDA	(6%)	(5%)
International revenue	0%	3%
International operating income(1)	1%	6%
International adj. OIBDA(1)	2%	5%
International ASP	(2%)	1%

	Percent Change for
	Twelve Months Ended 12/31/2016
QVC	As Reported	Constant Currency
Consolidated revenue	(1%)	(1%)
Consolidated operating income	(6%)	(6%)
Consolidated adj. OIBDA	(3%)	(3%)
International revenue	3%	3%
International operating income(1)	(5%)	(4%)
International adj. OIBDA(1)	(5%)	(5%)
International ASP	0%	0%

1)	Includes the impact of the reallocation of corporate costs from QVC US to QVC International in 2016.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

December 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$338	487	825
Trade and other receivables, net	1,270	38	1,308
Inventory, net	968	-	968
Other current assets	66	2	68
Total current assets	2,642	527	3,169
Investments in available-for-sale securities and other cost investments	4	1,918	1,922
Investments in affiliates, accounted for using the equity method	224	357	581
Investment in Liberty Broadband measured at fair value	-	3,161	3,161
Property and equipment, net	1,131	-	1,131
Intangible assets not subject to amortization	9,325	29	9,354
Intangible assets subject to amortization, net	1,001	4	1,005
Other assets, at cost, net of accumulated amortization	30	2	32
Total assets	$14,357	5,998	20,355

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$113	(113)	-
Accounts payable	789	1	790
Accrued liabilities	684	22	706
Current portion of debt	14	862	876
Other current liabilities	160	2	162
Total current liabilities	1,760	774	2,534
Long-term debt	6,361	805	7,166
Deferred income tax liabilities	1,116	2,520	3,636
Other liabilities	161	(3)	158
Total liabilities	9,398	4,096	13,494
Equity/Attributed net assets (liabilities)	4,860	1,912	6,772
Non-controlling interests in equity of subsidiaries	99	(10)	89
Total liabilities and equity	$14,357	5,998	20,355

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$10,219	428	10,647

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	6,642	266	6,908
Operating, including stock-based compensation	653	54	707
Selling, general and administrative, including stock-based compensation	1,063	127	1,190
Depreciation and amortization	850	24	874
	9,208	471	9,679
Operating income	1,011	(43)	968

Other income (expense):
Interest expense	(289)	(74)	(363)
Share of earnings (losses) of affiliates, net	42	(110)	(68)
Realized and unrealized gains (losses) on financial instruments, net	2	1,173	1,175
Gains (losses) on transactions, net	-	9	9
Other, net	42	89	131
	(203)	1,087	884
Earnings (loss) from continuing operations before income taxes	808	1,044	1,852
Income tax benefit (expense)	(297)	(301)	(598)
Earnings (loss) from continuing operations, net of taxes	511	743	1,254
Earnings (loss) from discontinued operations operations, net of taxes	-	20	20
Net earnings (loss)	511	763	1,274
Less net earnings (loss) attributable to noncontrolling interests	38	1	39
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$473	762	1,235

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Twelve months ended December 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$9,169	820	9,989

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	5,847	546	6,393
Operating	620	79	699
Selling, general and administrative, including stock-based compensation	875	203	1,078
Depreciation and amortization	657	46	703
	7,999	874	8,873
Operating income	1,170	(54)	1,116

Other income (expense):
Interest expense	(283)	(77)	(360)
Share of earnings (losses) of affiliates, net	55	(233)	(178)
Realized and unrealized gains (losses) on financial instruments, net	42	72	114
Gains (losses) on transactions, net	-	110	110
Other, net	(6)	20	14
	(192)	(108)	(300)
Earnings (loss) before income taxes	978	(162)	816
Income tax benefit (expense)	(304)	119	(185)
Net earnings (loss) from continuing operations	674	(43)	631
Net earnings (loss) from discontinued operations, net of taxes	-	280	280
Net earnings (loss)	674	237	911
Less net earnings (loss) attributable to non-controlling interests	34	8	42
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$640	229	869

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2016 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$511	763	1,274
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	-	(20)	(20)
Depreciation and amortization	850	24	874
Stock-based compensation	75	22	97
Cash payments for stock based compensation	-	(92)	(92)
Noncash interest expense	3	9	12
Share of (earnings) losses of affiliates, net	(42)	110	68
Cash receipts from return on equity investments	28	3	31
Realized and unrealized gains (losses) on financial instruments, net	(2)	(1,173)	(1,175)
(Gains) losses on transactions, net	-	(9)	(9)
(Gains) losses on extinguishment of debt	(1)	7	6
Deferred income tax (benefit) expense	(199)	672	473
Intergroup tax allocation	360	(360)	-
Intergroup tax payments	(301)	301	-
Other noncash charges (credits), net	(33)	(82)	(115)
Changes in operating assets and liabilities
Current and other assets	92	44	136
Payables and other current liabilities	(68)	(49)	(117)
Net cash provided (used) by operating activities	1,273	170	1,443

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	-	353	353
Investments in and loans to cost and equity investees	-	(86)	(86)
Capital expended for property and equipment	(206)	(27)	(233)
Purchases of short term and other marketable securities	-	(264)	(264)
Sales of short term and other marketable securities	12	1,162	1,174
Investment in Liberty Broadband	-	(2,400)	(2,400)
Other investing activities, net	(44)	8	(36)
Net cash provided (used) by investing activities	(238)	(1,254)	(1,492)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,905	1,522	3,427
Repayments of debt	(2,178)	(2,320)	(4,498)
Repurchases of QVC Group common stock	(799)	-	(799)
Withholding taxes on net settlements of stock-based compensation	(15)	(1)	(16)
Distribution from Liberty Expedia Holdings	-	299	299
Other financing activities, net	(16)	31	15
Net cash provided (used) by financing activities	(1,103)	(469)	(1,572)
Effect of foreign currency rates on cash	(20)	-	(20)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	-	17	17
Cash provided (used) by investing activities	-	-	-
Cash provided (used) by financing activities	-	-	-
Change in available cash held by discontinued operations	-	-	-
Net cash provided (used) by discontinued operations	-	17	17
Net increase (decrease) in cash and cash equivalents	(88)	(1,536)	(1,624)
Cash and cash equivalents at beginning of period	426	2,023	2,449
Cash and cash equivalents at end of period	$338	487	825

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$674	237	911
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	-	(280)	(280)
Depreciation and amortization	657	46	703
Stock-based compensation	60	67	127
Cash payments for stock based compensation	-	(16)	(16)
Noncash interest expense	6	(1)	5
Share of losses (earnings) of affiliates, net	(55)	233	178
Cash receipts from return on equity investments	22	10	32
Realized and unrealized gains (losses) on financial instruments, net	(42)	(72)	(114)
(Gains) losses on transactions, net	-	(110)	(110)
(Gains) losses on extinguishment of debt	21	-	21
Deferred income tax (benefit) expense	(122)	19	(103)
Intergroup tax allocation	141	(141)	-
Intergroup tax payments	(101)	101	-
Other noncash charges (credits), net	(14)	3	(11)
Changes in operating assets and liabilities
Current and other assets	(245)	8	(237)
Payables and other current liabilities	3	(47)	(44)
Net cash provided (used) by operating activities	1,005	57	1,062

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash acquired	(824)	(20)	(844)
Cash proceeds from dispositions	-	271	271
Investments in and loans to cost and equity investees	-	(120)	(120)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(218)	(40)	(258)
Purchases of short term and other marketable securities	(184)	(1,186)	(1,370)
Sales of short term investments and other marketable securities	193	1,166	1,359
Other investing activities, net	(76)	-	(76)
Net cash provided (used) by investing activities	(909)	121	(788)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,969	589	4,558
Repayments of debt	(3,244)	(567)	(3,811)
Repurchases of QVC Group common stock	(785)	-	(785)
Withholding taxes on net settlements of stock-based compensation	(25)	(5)	(30)
Purchase of noncontrolling interest	-	(33)	(33)
Other financing activities, net	(4)	(17)	(21)
Net cash provided (used) by financing activities	(89)	(33)	(122)
Effect of foreign currency rates on cash	(3)	-	(3)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	-	17	17
Cash provided (used) by investing activities	-	(23)	(23)
Cash provided (used) by financing activities	-	-	-
Net cash provided (used) by discontinued operations	-	(6)	(6)
Net increase (decrease) in cash and cash equivalents	4	139	143
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end of period	$426	2,023	2,449